Exhibit 99.1

Osiris Therapeutics Announces $20 million Private Placement

BALTIMORE, June 6, 2007 (BUSINESS WIRE) — Osiris Therapeutics, Inc. (NASDAQ:OSIR), a leading stem cell therapeutic company announced today that it had priced a private placement of its common stock through the efforts of Friedli Corporate Finance, Inc. of Switzerland. The Company agreed to sell 1,757,469 shares, or $20 million, of its common stock at $11.38 per share, pursuant to a private placement intended to comply with Regulation S of the Securities Act of 1933.  The common stock will be sold directly to institutional and accredited investors primarily based in Switzerland, and will result in cash proceeds of approximately $20 million.  There were no commissions paid on the proceeds raised.

The placement was led by Peter Friedli, the Chairman of the Board of Directors and largest stockholder of Osiris Therapeutics.   Mr. Friedli is also the President and sole owner of Friedli Corporate Finance, Inc..  The proceeds from the placement are intended to be used to further development of the Company’s adult stem cell products, currently in Phase III clinical trials.

Included among the purchasers of the Common Stock is Peter Friedli, who individually invested $14 million. Additionally, New Venturetec, Inc., a Swiss publicly traded company for which Mr. Friedli serves as its President, purchased $3 million of common stock. The Board of Directors of the Company, including all of the Company’s independent directors, but with Mr. Friedli abstaining, unanimously approved the offering and sale of the Common Stock, including the sale of a portion of the offering to Mr. Friedli and New Venturetec, Inc. and the arrangements with Friedli Corporate Finance, Inc.

“We are grateful for Peter’s continued confidence in and long-term commitment to Osiris,” said C. Randal Mills, Ph.D., President and Chief Executive Officer. “Access to capital is of key importance in our mission to efficiently develop and commercialize this potentially life-saving stem cell technology.”

The securities have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws.  Pursuant to the terms of the placement, the holders are provided demand registration rights for the purchased shares, but only after such time as the Company becomes eligible to effect such registration pursuant to a registration statement on Form S-3 or another “short form” registration statement.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is a leading stem cell therapeutic company focused on developing and marketing products to treat medical conditions in the inflammatory, orthopedic and cardiovascular areas. Osiris currently markets and sells OSTEOCEL® for regenerating bone in orthopedic indications. PROCHYMAL™ is in Phase III clinical trials and is the only stem cell therapeutic currently designated by FDA as both an Orphan Drug and Fast Track product. The company’s pipeline of internally developed biologic drug candidates under evaluation also includes CHONDROGEN™ for regenerating cartilage in the knee, and PROVACEL™, for repairing heart tissue following a heart attack. Osiris is a fully integrated company, having developed stem cell capabilities in research and development, manufacturing, marketing and distribution. Osiris has developed an extensive intellectual property portfolio to protect the company’s technology in the United States and a number of foreign countries including 47 U.S. and 167 foreign patents owned or licensed. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

7015 Albert Einstein Drive	•	Columbia, Maryland	21046	•	Ph 443.545.1800	•	Fax 443.545.1701	•	www.Osiris.com

About Friedli Corporate Finance

Friedli Corporate Finance was founded by Peter Friedli in 1986 and is one of the leading Swiss venture capital firms. Since its inception, Friedli Corporate Finance has invested in over 170 biotechnology and technology companies, primarily based in the US. Friedli Corporate Finance manages several investment companies for pension funds, banks and large corporations in Switzerland. Friedli Corporate Finance has been the primary source of financing for Osiris since inception. Peter Friedli is also the manager of New Venturetec, a public investment company listed on the Swiss exchange.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding the following: our product development efforts; our clinical trials and anticipated regulatory requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for MSCs and biologic drug candidates; our cash needs; patents and proprietary rights; ability of our potential products to treat disease; our plans for sales and marketing; our plans regarding our facilities; types of regulatory frameworks we expect will be applicable to our potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission. Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact Erica Elchin at 443.545.1834.

7015 Albert Einstein Drive	•	Columbia, Maryland	21046	•	Ph 443.545.1800	•	Fax 443.545.1701	•	www.Osiris.com